Exhibit 99.1

For Immediate Release February 21, 2012	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR REPORTS RECORD RESULTS FOR 2011

SANDUSKY, OHIO, February 21, 2012 -Cedar Fair Entertainment Company (NYSE: FUN), today reported record results for its fourth quarter and year ended December 31, 2011 and announced the declaration of its first quarter distribution.
Highlights

•
The Company reported record full-year net revenues of $1.028 billion, up 5.2% from 2010, reflecting strong growth across its parks; net income of $1.29 per diluted limited partner unit, up $1.86 from a year ago.

•	Adjusted EBITDA for the full year was a record $375 million, up 4.3% from last year.

•	Attendance at Cedar Fair's parks was a record 23.4 million guests, a 592,000-visit, or 2.6%, increase from 2010.

•
The Company declared a $0.40 quarterly cash distribution payable March 15, 2012, consistent with its annual rate of $1.60 per limited partner (LP) unit; on track to pay a record distribution of more than $2.00 per LP unit in 2013.

Commenting on the Company's year-end results for 2011, Matt Ouimet, Cedar Fair's president and chief executive officer said, “Cedar Fair had another strong year in 2011 with solid increases in both attendance and average in-park guest per capita spending across the majority of our parks. We firmly believe our continued investment in creating a compelling entertainment experience for the whole family and our disciplined management of both costs and revenue drivers are the catalysts for the record revenues and Adjusted EBITDA we achieved for the second year in a row. Canada's Wonderland, California's Great America, Knott's Berry Farm and Kings Island led this improved performance.
“WindSeeker and Dinosaurs Alive! were great additions to several of our parks in 2011 and we believe they will be popular with our guests at additional parks in 2012,” continued Ouimet. “Our season pass programs were also an important piece to our improved results and will continue to be a focus for us going forward.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2011
February 21, 2012

As we mentioned in January during our FUNforward presentation with investors, dynamic pricing and advance purchase commitments are two of the key growth drivers in our business. Over the last month we have introduced a new e-commerce platform, which allows for season pass installment sales and intelligent up-sell opportunities to both benefit-oriented and value-oriented guests. While it is too early to determine the success of this new platform, initial response has been positive.
“Looking at our balance sheet, we are very satisfied with our liquidity and cash flow performance,” added Ouimet. “We reduced our leverage in 2011 and anticipate additional measured debt reduction in the future. At the end of the year, our Consolidated Leverage Ratio1 was 4.2 times, which is down from 4.9 times as recently as two years ago, and we had no outstanding borrowings under our revolving credit facility.
"We believe Cedar Fair is a total-return investment, and we will continue to maintain a balanced approach to the deployment of our excess cash -- creating value for unitholders in both the short- and long-term through debt reduction, capital investment and distributions.
“Finally, with the strength of our 2011 results and our positive outlook for 2012, our board of directors has declared a 40-cent quarterly cash distribution payable on March 15, 2012. This represents an annualized distribution rate of $1.60 per limited partner unit and will be the 26th consecutive year Cedar Fair has paid a distribution to its unitholders,” said Ouimet.
Full-Year 2011 Results
Cedar Fair's operations for the full-year 2011 generated record net revenues of $1.028 billion and net income of $72.2 million, or $1.29 per diluted LP unit. In 2010 the Company achieved net revenues of $977.6 million and reported a net loss of $31.6 million, or $0.57 per diluted LP unit.
The $50.9 million, or 5.2% increase in net revenues for 2011 is due to:

•	a 2.6%, or 592,000-visit, increase in attendance;

•	a 2.1%, or $0.82, increase in average in-park guest per capita spending[2] to $40.03; and

•	an 8.1%, or $8.8 million, increase in out-of-park revenues to $117.6 million.

1 Consolidated Leverage Ratio is defined within the Company's 2010 Amended Senior Secured Credit Agreement as total debt less the revolving credit facility divided by trailing twelve month Adjusted EBITDA.

2 Average in-park guest per capita spending is defined as our total in-park revenues, including gate admissions and food, merchandise and games revenue received inside the park gates divided by total attendance.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2011
February 21, 2012

For the full-year 2011, operating costs and expenses increased $31.3 million, or 5.0%, to $663.3 million from $632.0 million in 2010, as a result of:

•	a $5.4 million increase in cost of food, merchandise and games;

•	a $19.4 million increase in operating expenses; and

•	a $6.4 million increase in selling, general and administrative costs.
The year-over-year increase in costs, which were largely anticipated, is the result of the increase in attendance and higher wage costs, as well as several one-time items. The increase in wage costs, reported through the operating expense line item, is the result of increased seasonal labor hours related to the expanded park operating hours at several parks, additional attractions and guest services, and the overall effect of increased attendance. The increase in selling, general and administrative costs principally reflects the impact of legal and professional costs incurred during 2011, including litigation expenses and costs for SEC compliance matters related to Special Meeting requests, as well as contractual obligations associated with the relocation of a future ride and the transition to a new advertising agency. Excluding these non-recurring items, cash operating costs per attendee are up approximately 1% between years.
Adjusted EBITDA which management believes is a meaningful measure of the Company's park-level operating results, increased $15.4 million, or 4.3 percent, to $374.6 million, compared with $359.2 million last year. The increase in Adjusted EBITDA is primarily attributable to the strong revenue and attendance trends experienced by the parks in 2011. See the attached table for a reconciliation of net income to Adjusted EBITDA.
Cash Flow and Liquidity Remain Strong
As of December 31, 2011, the Company had $1.16 billion of variable-rate debt (before giving consideration to fixed-rate interest rate swaps), $400.3 million of fixed-rate debt, no outstanding borrowings under its revolving credit facilities and cash on hand of $35.5 million. The Company's credit facilities and cash flow from operations are expected to be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Brian Witherow, executive vice president and chief financial officer, said, “We are pleased with where we ended 2011 in terms of liquidity and cash flow. We continue to generate a significant amount of free cash flow and our capital structure provides us with substantial operating flexibility. Given our continued improvement with our Consolidated Leverage Ratio, which was 4.2 times at the end of 2011, we are well positioned for 2012 and beyond. We will continue to prudently manage our cash flows to maximize value for our unitholders.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2011
February 21, 2012

Distribution Declaration
The Company also announced today the declaration of a cash distribution of $0.40 per LP unit. The distribution will be paid on March 15, 2012, to unitholders of record as of March 5, 2012.
Outlook
For the 2012 season, the Company will be investing approximately $90 million in capital improvements across its properties, highlighted by Leviathan, a 306-foot-tall roller coaster at Canada's Wonderland near Toronto.
“We are focused on providing the best and highest value in family entertainment in all of our markets,” said Ouimet. “Our 2012 capital menu includes a balanced mix of new family attractions and thrill rides, which we are confident will be well-received by our guests. We will also have a few surprises in store for our guests throughout the operating season and hope that each one of them feels they had the 'best-day-of-the-year' with their families and friends when they leave our parks."
According to Ouimet, the Company anticipates a 4% annual growth rate for Adjusted EBITDA over the next five years. "We will achieve this growth through our six strategic growth drivers: 1) enhanced guest experience; 2) improved customer messaging; 3) dynamic pricing and advance purchase commitments; 4) premium product offerings; 5) strategic alliance fees and promotional leverage; and 6) capital and expense productivity," said Ouimet. "Many of these initiatives are in place or will be ready when our parks begin opening for the 2012 operating season. We are optimistic about the future and expect positive trends to continue into 2012 and beyond.”
Conference Call
The Company will host a conference call with analysts today, February 21, 2012, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair website (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET today until 11:59 p.m. ET, Tuesday, March 6, 2012. In order to access the replay of the earnings call, please dial (877) 870-5176 followed by the access code 4509777.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2011
February 21, 2012

About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
(Tables Follow)
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This news release and prior releases are available online at www.cedarfair.com.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2011
February 21, 2012

CEDAR FAIR, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Twelve months ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
Net revenues:
Admissions	$90,887	$80,371	$596,042	$568,762
Food, merchandise and games	42,171	41,326	349,436	337,356
Accommodations and other	11,787	7,992	82,994	71,474
	144,845	129,689	1,028,472	977,592
Costs and expenses:
Cost of food, merchandise and games revenues	12,076	10,797	92,057	86,619
Operating expenses	79,293	75,397	430,851	411,402
Selling, general and administrative	30,300	23,066	140,426	134,001
Depreciation and amortization	14,632	15,172	123,805	126,796
Loss on impairment of goodwill and other intangibles	—	903	—	2,293
Loss on impairment / retirement of fixed assets, net	1,489	62,433	2,565	62,752
	137,790	187,768	789,704	823,863
Operating income (loss)	7,055	(58,079)	238,768	153,729
Interest expense	32,535	46,399	157,185	150,285
Net effect of swaps	(9,612)	5,279	(13,119)	18,194
Loss on early debt extinguishment	—	—	—	35,289
Unrealized/realized foreign currency (gain) loss	(4,795)	(12,381)	9,909	(20,563)
Other (income) expense	(37)	(74)	798	(1,154)
Income (loss) before taxes	(11,036)	(97,302)	83,995	(28,322)
Provision (benefit) for taxes	(10,490)	(34,135)	11,837	3,245
Net income (loss)	(546)	(63,167)	72,158	(31,567)
Net income (loss) allocated to general partner	—	—	1	—
Net income (loss) allocated to limited partners	$(546)	$(63,167)	$72,157	$(31,567)
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,346	55,334	55,345	55,316
Net income (loss) per limited partner unit	$(0.01)	$(1.14)	$1.30	$(0.57)
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,346	55,334	55,886	55,316
Net income (loss) per limited partner unit	$(0.01)	$(1.14)	$1.29	$(0.57)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Results For 2011
February 21, 2012

CEDAR FAIR, L.P.
BALANCE SHEET DATA

(In thousands)	12/31/2011	12/31/2010
Cash and cash equivalents	$35,524	$9,765
Total assets	2,074,557	2,082,444
Long-Term Debt, including current maturities:
Revolving credit loans	$—	$23,200
Term debt	1,156,100	1,157,062
Notes	400,279	399,441
	$1,556,379	$1,579,703
Total partners' equity	$158,720	$137,136

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA

	Three months ended		Twelve months ended
	12/31/2011	12/31/2010	12/31/2011	12/31/2010
	(In thousands )
Net income (loss)	$(546)	$(63,167)	$72,158	$(31,567)
Interest expense	32,535	46,399	157,185	150,285
Interest income	(37)	(74)	(157)	(1,154)
Provision (benefit) for taxes	(10,490)	(34,135)	11,837	3,245
Depreciation and amortization	14,632	15,172	123,805	126,796
EBITDA	36,094	(35,805)	364,828	247,605
Loss on early extinguishment of debt	—	—	—	35,289
Net effect of swaps	(9,612)	5,279	(13,119)	18,194
Unrealized foreign currency (gain) loss	(3,394)	(12,675)	9,830	(17,464)
Equity-based compensation	(11)	(41)	(239)	(89)
Loss on impairment of goodwill and other intangibles	—	903	—	2,293
Loss on impairment/retirement of fixed assets, net	1,489	62,433	2,565	62,752
Terminated merger costs	150	(159)	230	10,375
Refinancing costs	—	—	955	—
Class action settlement costs	—	—	—	276
Other non-recurring costs (a)	3,419	—	9,526	—
Adjusted EBITDA (b)	$28,135	$19,935	$374,576	$359,231

(a)
Other non-recurring costs include litigation expenses and costs for SEC compliance matters related to Special Meeting requests, as well as contractual obligations associated with the relocation of a future ride and with the transition to a new advertising agency.

(b)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2010 Credit Agreement. The Company believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233